EXHIBIT 15(c)

                                                            September 14, 1999

                                 RULE 18f-3 PLAN
                               Janus Aspen Series

     This Rule 18f-3 Plan ("Plan") is adopted by Janus Aspen Series ("JAS") with respect to Institutional Shares, Retirement and Service Shares (each a "Class") of each existing and future Portfolio (each a "Portfolio") of JAS in accordance with the provisions of Rule 18f-3 under the Investment Company Act of 1940 (the "Act").

     1. Features of the Classes. Each Portfolio may issue its shares of beneficial interest in three classes: the "Institutional Shares," the "Retirement Shares" and "Service Shares." Institutional Shares may be sold only to insurance company separate accounts and qualified plans. Retirement Shares may be sold only to qualified plans that require a fee out of Portfolio assets to procure distribution and administrative services to plans and plan participants. Service Shares may be sold to insurance company separate accounts and qualified plans that require a fee out of Portfolio assets to procure distribution and/or administrative services to contract owners or plans/plan participants. In the case of qualified plan investors in the Service Shares, such plans require a fee that is lower than that payable with respect to Retirement Shares, because, for example, they are compensated from a different source or they are providing a less costly level of services. Class Expenses, as defined in Section 2 below relating to each Class are borne solely by the Class to which they relate and within each Class are borne by each share pro rata on the basis of its net asset value. Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, Institutional


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Shares,  Retirement Shares and Service Shares shall have the features  described in Sections 2 through 5 below.

     2. Class Expenses. Expenses incurred by JAS that are chargeable to a specific Class ("Class Expenses") include expenses (not including advisory or custodial fees or other expenses related to the management of a Portfolio's assets) that are incurred in a different amount by that Class or are in consideration of services provided to that Class of a different kind or to a different degree than are provided to another Class. Class Expenses include: (i) the Distribution Fee and Participant Administration Fee described in Section 3 applicable to the Retirement Shares and the Distribution Fee described in
Section 3 applicable to Service Shares; (ii) expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of record (i.e., insurance company separate accounts and qualified plans, as omnibus accounts) of a specific Class; (iii) Blue Sky fees incurred with respect to a specific Class; (iv) administrative, subaccounting and transfer agency expenses in connection with the shareholders of record (omnibus accounts) investing in a specific Class; (v) litigation or other legal expenses relating to a specific Class; (vi) fees or expenses of the Trustees of JAS who are not interested persons of Janus Capital Corporation ("Independent Trustees"), and of counsel and consultants to the Independent Trustees, incurred as a result of issues relating to a specific Class; (vii) auditing and consulting expenses relating to a specific Class; and (viii) additional expenses incurred with respect to a specific Class as identified and approved by the Trustees of JAS and the Independent Trustees.

     3.   Distribution  Fees and Participant  Administration  Fee.

          (a) Retirement Shares. The Trust has adopted a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Retirement Shares of each Portfolio.


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Under the terms of the Plan, JAS pays Janus  Distributors,  Inc., as Distributor of the Retirement Shares, a "Distribution Fee" out of the assets attributable to the Retirement Shares of each Portfolio, in an amount up to 0.25% on an annual basis of the average daily net assets of that class. JDI is permitted to use this fee to compensate financial intermediaries that provide services in connection with any activities or expenses primarily intended to result in the sale of Retirement Shares.

          Under the terms of the Distribution and Shareholder Servicing Plan, these services may include, but are not limited to, the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Retirement Shares to prospective and existing plan participants; providing educational materials regarding the Retirement Shares; providing facilities to answer questions from prospective and existing plan participants about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Retirement Shares; and assisting plan participants in completing application forms and selecting dividend and other account options.

          JAS pays Janus Service Corporation ("JSC"), as Transfer Agent of JAS, a "Participant Administration Fee," out of the assets attributable to the Retirement Shares of each Portfolio, in an amount up to 0.25% on an annual basis of the average daily net assets of that class. JSC is permitted to use this fee to compensate service providers that provide recordkeeping, subaccounting and other administrative services to qualified plan participants that invest in the Retirement Shares. Such services may include, but are not limited to, the following functions: furnishing participant subaccounting; maintaining separate records for each plan

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reflecting  purchase  and  redemption  transactions;   processing  purchase  and
redemption transactions; disbursing or crediting to the plan and maintaining records of all proceeds of redemptions of shares and all other distributions not
reinvested  in  shares;   preparing  and   transmitting   to  the  plans,   plan
participants, or the trustees of the plans periodic account statements showing the total number of shares owned by each plan or participant as of the statement closing date, purchases and redemptions of shares by the plan or participant during the period covered by the statement, and the dividends and other distributions paid to the plan or participant during the statement period (whether paid in cash or reinvested in shares), and the integration of such statements with those of other transactions and balances in other accounts of the plan or participant; transmitting to JAS or its agents periodic reports necessary to enable JAS to comply with state Blue Sky requirements; issuing confirmations of purchase orders and redemption requests placed by the plans; maintaining all account balance information for the plans and daily and monthly purchase summaries expressed in shares and dollar amounts; preparing, filing, and transmitting all federal, state, and local government reports and returns as required by law with respect to each account maintained on behalf of a plan; maintaining account designations and addresses; and printing and delivering prospectuses, statements of additional information, shareholder reports, and proxy statements to existing plan participants.

          (b) Institutional Shares. JAS does not pay a Distribution Fee or Participant Administration Fee with respect to the Institutional Shares of each Portfolio (although JAS does pay administrative, subaccounting and transfer agency expenses necessary for each insurance company separate account or qualified plan as an omnibus account to invest in the Institutional Shares as discussed under "Class Expenses" above).


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          (c)  Service  Shares.   The  Trust  has  adopted  a  Distribution  and
Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Service Shares of each Portfolio. Under the terms of the Plan, JAS pays Janus Distributors, Inc., as Distributor of the Service Shares, a "Distribution Fee" out of the assets attributable to the Service Shares of each Portfolio, in an amount up to 0.25% on an annual basis of the average daily net assets of that class. JDI is permitted to use this fee to compensate insurance companies or financial intermediaries that provide services in connection with recordkeeping and administrative services as well as any activities or expenses primarily intended to result in the sale of Service Shares.

          Under the terms of the Distribution and Shareholder Servicing Plan, these services may include, but are not limited to, the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Service Shares to prospective and existing contract owners and plan participants; providing educational materials regarding the Service Shares; providing facilities to answer questions from prospective and existing contract owners and plan participants about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service Shares; assisting contract owners and plan participants in completing application forms and selecting dividend and other account options; and performing contract owner or participant recordkeeping and administrative services.

          4. Differences in Class Expenses. The differences in the Class Expenses payable by each Class pursuant to this Plan are due to the differing levels of services provided or procured by JAS to beneficial owners (i.e., contract owners and plan participants) eligible to purchase shares of each Class through omnibus accounts (i.e., insurance company separate accounts and qualified plans) and to the differing levels of expenses expected to be incurred with

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respect to each Class.  Institutional  Shares may be sold to  insurance  company separate accounts and qualified plans that do not require a fee out of Portfolio assets to procure distribution and administrative services to plan participants. For the Institutional Shares, the contract owners or plan participants are typically charged a fee for such services directly at the contract or plan level (or the qualified plan sponsor bears these fees). Retirement Shares will be sold to qualified plans whose service providers require a fee from Portfolio assets for providing such services. Service Shares may be sold to insurance company separate accounts and qualified plans that also require a fee from Portfolio assets for providing such services, but in the case of qualified plan investors in the Service Shares, such plans require a fee that is lower than that payable with respect to Retirement Shares, because, for example, they are compensated from a different source or they are providing a less costly level of services.

          5. Exchange Privilege. The exchange privilege offered by each Portfolio provides that shares of a Class may be exchanged only for shares of the same Class of another Portfolio (provided that Portfolio is offered as an investment option by the particular insurance company or qualified plan).

          6. Effective Date. This Plan was adopted as of December 10, 1996, and amended as of June 15, 1999 and September 14, 1999, pursuant to determinations made by the Trustees of JAS, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Institutional Shares, Retirement Shares and Service Shares individually and each Portfolio and JAS as a whole. This Plan will continue in effect until terminated in accordance with
Section  8.

          7. Amendment. Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of JAS, including a majority of the

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Independent  Trustees,  upon  finding  that the Plan as  proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Portfolio and JAS as a whole. Non-material amendments to the Plan may be made by Janus Capital Corporation at any time.

          8. Termination. This Plan may be terminated by the Trustees without penalty at any time.









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